Exhibit 1

Notice to Shareholders

Interest on Shareholders’ Equity

The Board of Directors of Embraer - Empresa Brasileira de Aeronáutica S.A. (the “Company”), at a meeting held today approved the following:

1)

The increase of Embraer’s capital by R$1,110,200.00 by means of the exercise of stock options representing 130,000 common shares issued in December, 2006.  Embraer’s capital therefore increased from R$4,781,735,363.72 to R$4,782,845,563.72, consisting of a total of 739,903,914 shares without par value, including one special class, the Golden Share held by the Brazilian Government.  The amendment to article 6 of Embraer’s bylaws reflecting this change will be approved during the next general shareholders’ meeting.

2)	Interest on Shareholders’ Equity for the first quarter of 2007 in the aggregate amount of R$43,402,763.60, will be distributed in accordance with the following conditions:

	a.	holders of shares will be entitled to interest on shareholders’ equity in the amount of R$0.05866 per share, equal to R$0.23464 per American Depositary Shares (ADSs);

	b.	interest on shareholders’ equity is subject to the retention of 15% withholding tax or 25% if the beneficiary is a resident in a tax haven, except in the case of holders who are exempt from such tax;

c.

this interest on shareholders’ equity will be included in the calculation of the compulsory dividends to be distributed by the company for the current fiscal year; and the total amount shall include the dividends distributed by the Company for all the purposes of the Brazilian corporate legislation;

	d.	record date for shares negotiated on São Paulo Stock Exchange (Bovespa) is March 19, 2007 and for the ADSs negotiated on New York Stock Exchange (NYSE) is March 22, 2007;

	e.	the shares will be negotiated on São Paulo Stock Exchange (Bovespa), and New York Stock Exchange (NYSE), ex-interest rights, from and including March 20, 2007;

	f.	the payment of the interest on shareholders’ equity in Brazil will begin on April 13, 2007, and the holders of ADSs will be paid on April 23, 2007, both without any compensation;

3)

As established by CVM’s instructions in the obligation of rotating independent auditors, the hiring of PricewaterhouseCoopers Auditores Independentes to function as independent auditors, acting for all companies in the Embraer group (Brazil and worldwide), initiating work beginning in the second semester of 2007, for a period of 3 consecutive years, was approved.

São Jose dos Campos, March 9, 2007

/s/ ANTONIO LUIZ PIZARRO MANSO

Antonio Luiz Pizarro Manso Executive Vice-President Corporate & CFO